Exhibit 99.1

Kraft Heinz Announces Leadership Team Transitions

Andre Maciel, currently U.S. CFO and Head of Digital Transformation, moves into Global CFO role; Yang Xu moves to SVP, Global Head of Corporate Development; Paulo Basilio takes on strategic advisor role

PITTSBURGH & CHICAGO (Jan. 21, 2022) The Kraft Heinz Company (Nasdaq: KHC) (“Kraft Heinz” or the “Company”) announced today the appointment of Andre Maciel as Executive Vice President and Global Chief Financial Officer, effective March 2, 2022. Maciel will succeed Paulo Basilio, who will step down on March 1, 2022, as part of a planned transition and will remain with the Company as a strategic advisor through August 2022. Basilio remains a partner at 3G Capital. Additionally, Yang Xu will move to Senior Vice President, Global Head of Corporate Development. These transitions happen at a moment of strength for the Company, as Kraft Heinz enters the next phase of its transformation.

Basilio has been with the Company since 2013, serving two terms as CFO and in between, as the President of the U.S. Zone. The Company accepted his request to step down from the Global CFO role on Jan. 19, 2022.

“I have had the tremendous pleasure to work with Paulo since 2019,” said Miguel Patricio, Chief Executive Officer at Kraft Heinz. “I look back over these years in amazement on everything that the Company has been able to accomplish. Paulo has been a critical part of our success. He executed an ambitious acquisitions and divestitures strategy and debt reduction plan. He drove the development of the Company’s five-year strategic plan. He oversaw our return to sustained Organic Net Sales and profitability growth and the strengthening of our internal controls. I could go on and on.”

For the next six months, Basilio will continue in an advisory role at Kraft Heinz, supporting Maciel during his transition.

“One of Paulo’s greatest accomplishments was in developing key talent within the Finance team, including Andre Maciel, the individual I selected to be his successor,” continued Patricio. “Andre’s combination of business and finance experience makes him a trusted leader. His most recent work on digital transformation sets the foundation for our Company’s future. I look forward to his partnership in building on our momentum and continuing our focus on long-term profitable growth.”

Maciel has been with Kraft Heinz since 2013 and has held several leadership roles, including VP of Global Financial Planning and Analysis for the H.J. Heinz Company. He was also Managing Director of Continental Europe responsible for the Kraft Heinz business in Austria, France, Germany, Italy, Portugal, Spain, and Switzerland, and his current position of SVP, U.S. CFO and Head of Digital Transformation. Maciel holds a bachelor’s degree in Industrial Engineering from Universidade de São Paulo as well as an MBA from INSEAD.

Additionally, Yang Xu, currently Global Head of Treasury and M&A, will move to SVP, Global Head of Corporate Development, joining the Executive Leadership Team reporting directly to Patricio. The move is effective March 2, 2022.

Xu has been with Kraft Heinz since 2018 in various finance leadership positions and is based in Amsterdam. Prior to Kraft Heinz, she served as Senior Director, Corporate Treasury & Risk
Management, USA at the Whirlpool Corporation as well as Director of M&A Integration, Sales and Marketing at Whirlpool China. Xu also worked as an M&A Analyst at GE Healthcare, EMEA. Xu holds an MBA in Management from HEC Paris and London Business School.

“It has been an honor to serve Kraft Heinz during the last nine years and a privilege to work alongside our leadership team,” said Basilio. “I am proud of the strong Finance team we have built and am confident in the leadership and expertise Andre and Yang bring to continue our journey to deliver the next leg of our transformation.”

ABOUT THE KRAFT HEINZ COMPANY
We are driving transformation at The Kraft Heinz Company (Nasdaq: KHC), inspired by our Purpose, Let's Make Life Delicious. Consumers are at the center of everything we do. With 2020 net sales of approximately $26 billion, we are committed to growing our iconic and emerging food and beverage brands on a global scale. We leverage our scale and agility to unleash the full power of Kraft Heinz across a portfolio of six consumer-driven product platforms. As global citizens, we're dedicated to making a sustainable, ethical impact while helping feed the world in healthy, responsible ways. Learn more about our journey by visiting www.kraftheinzcompany.com or following us on LinkedIn and Twitter.

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Alex Abraham (Corporate media)
alex.abraham@kraftheinz.com

Christopher Jakubik, CFA (Investors)
ir@kraftheinz.com